Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $791 thousand for the second fiscal quarter of 2012 and $1.5 million for the six month period ended December 31, 2011
•	Earnings per share for the six months ended December 31, 2011 increased by 22.0% over the same period last year
•	3.4% annualized growth in total loans and 12.0% annualized growth in total deposits during the six months ended December 31, 2011
•	Annualized net charge-off to total loans ratio of 0.15%, down from 0.29% from the same period last year

Minerva, Ohio— January 26, 2012 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported second fiscal quarter 2012 earnings per share of $0.39 compared to $0.34 for the previous quarter ended September 30, 2011 and compared to $0.28 for the same period ended December 31, 2010. Net income for the second fiscal quarter of 2012 was $791 thousand, an increase of $104 thousand, or 15.1%, from the previous quarter ended September 30, 2011 and a $217 thousand, or 37.8%, increase from the same period last year.

For the six months ended December 31, 2011, net income was $1.5 million compared to $1.2 million for the same period last year. Fiscal year-to-date net income per share increased by 22.0% to $0.72 compared to $0.59 for the same period last year. Return on average assets and return on average equity for the six months ended December 31, 2011 were 0.95% and 11.27%, respectively, compared to 0.88% and 9.85%, respectively, for the same period last year.

Net interest income for the second fiscal quarter of 2012 increased by $243 thousand from the same period last year, with interest income increasing by $115 thousand and interest expense decreasing by $128 thousand. The net interest margin was 4.05% for the quarter ended December 31, 2011 compared to 4.10% for the previous quarter ended September 30, 2011 and 4.20% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 4.56% for the three months ended December 31, 2011 from 4.97% for the same period last year. The Corporation’s cost of funds decreased to 0.69% for the three months ended December 31, 2011 from 1.02% for the same period last year.

Other income increased by $115 thousand to $697 thousand for the second fiscal quarter of 2012 compared with $582 thousand for the same period last year. Other income for the second fiscal quarter of 2012 included a $106 thousand net gain on the sale of securities and a $53 thousand loss on the sale of other real estate owned acquired through loan foreclosure. Also within other income, service charges on deposit accounts increased by $40 thousand from the same period last year. Other expenses increased by $122 thousand, or 5.1%, for the second fiscal quarter of 2012 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “results for the second quarter continue the momentum gained through fiscal 2011 and the first quarter of 2012. Investments and efforts made in technology, training, and relationship development are resulting in Consumers’ continually gaining or expanding personal and commercial relationships. Growth in core relationships have resulted in an annualized 12.0% growth in deposits, 22.0% increase in year-to-date earnings per share, and 5.9% increase in book value for the six months ended December 31, 2011. Asset quality remains stable reflecting the direct and indirect impact of the oil and gas activity throughout the region. The Bank’s charge-off and non-performing asset ratios are down considerably from December 2010, and the Bank continues to receive payments on a majority of loans in the non-performing category. These core metrics position Consumers well for future opportunities.”

Assets at December 31, 2011 totaled $311.3 million, an increase of $11.2 million from June 30, 2011. From June 30, 2011, total securities increased by $15.0 million, loans increased by $3.1 million and deposits increased by $15.0 million.

Non-performing assets were $2.0 million at December 31, 2011, compared with $1.8 million at June 30, 2011 and $2.2 million at December 31, 2010. Non-performing assets to total assets were 0.65% at December 31, 2011 compared with 0.79% at December 31, 2010. The allowance for loan losses as a percentage of non-performing loans was 104.7% at December 31, 2011, 119.4% at June 30, 2011 and 104.5% at December 31, 2010.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hartville, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Total interest income	$3,300	$3,185	$6,576	$6,425
Total interest expense	381	509	782	1,056
Net interest income	2,919	2,676	5,794	5,369
Provision for loan losses	67	142	159	244
Other income	697	582	1,369	1,188
Other expenses	2,500	2,378	5,062	4,742
Income before income taxes	1,049	738	1,942	1,571
Income tax expense	258	164	464	364
Net income	$791	$574	$1,478	$1,207

Basic and diluted earnings per share	$0.39	$0.28	$0.72	$0.59

	Dec 31,	Dec 31,
Consolidated Statements of Financial Condition	2011	2010
Assets
Cash and cash equivalents	$10,246	$11,882
Certificates of deposit in other financial institutions	2,450	3,185
Securities, available-for-sale	106,873	74,599
Federal bank and other restricted stocks, at cost	1,186	1,186
Total loans	180,618	176,678
Less: allowance for loan losses	2,126	2,266
Net loans	178,492	174,412
Other assets	12,065	11,816
Total assets	$311,312	$277,080
Liabilities and Shareholders’ Equity
Deposits	$263,237	$229,499
Other interest-bearing liabilities	19,239	21,849
Other liabilities	2,019	1,954
Total liabilities	284,495	253,302
Shareholders’ equity	26,817	23,778
Total liabilities and shareholders’ equity	$311,312	$277,080

	At or For the Six Month Period Ended
	Dec 31,	Dec 31,
Performance Ratios:	2011	2010
Return on Average Assets (Annualized)	0.95%	0.88%
Return on Average Equity (Annualized)	11.27	9.85
Average Equity to Average Assets	8.43	8.91
Net Interest Margin (Fully Tax Equivalent)	4.08	4.27

Market Data:
Book Value to Common Share	$13.08	$11.64
Fiscal YTD Dividends Paid per Common Share	0.22	0.20
Period End Common Shares	2,049,873	2,043,556

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.15%	0.29%
Non-performing Assets to Total Assets	0.65	0.79
ALLL to Total Loans	1.18	1.28